Exhibit (a)(1)(C)

SUSSER HOLDINGS CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS AND RESTRICTED STOCK

This exchange offer and the withdrawal rights will expire at

11:59 p.m., Central Time, on June 27, 2010 (the “Expiration Date”), unless extended.

INSTRUCTIONS TO ELECTION FORM

1. DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the exchange offer, dated May 26, 2010. References in this Election Form to “Susser Holdings,” the “Company,” “we,” “us,” and “ours” mean Susser Holdings Corporation.

2. EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of your Eligible Options will expire at 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer).

3. DELIVERY OF ELECTION FORM. If you intend to tender your Eligible Options under the exchange offer, a signed copy of the attached Election Form, must be received by Susser Holdings before the Expiration Date by one of the following means:

By Mail or Courier:

Susser Holdings Corporation

4525 Ayers St.

Corpus Christi, TX 78415

Attention: Dee Suarez

By Facsimile:

Susser Holdings Corporation

Attention: Dee Suarez

Facsimile: (361) 693-3719

By Hand:

Attention: Dee Suarez

By Email (by PDF or similar imaged document file):

DSuarez@susser.com

Your Election Form will be effective only upon receipt by us. Susser Holdings will only accept delivery of the signed Election Form by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

4. WITHDRAWAL OF ELECTION. Tender of your Eligible Options made under the exchange offer may be withdrawn at any time before the Expiration Date, which we expect will be at 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer), in which case withdrawals must be received before the Expiration Date.

To withdraw your tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal to the attention of Dee Suarez, by one of the methods described above.

5. SIGNATURES. Please sign and date this Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Election Form and proper evidence of the authority of such person to act in such capacity must be provided with this Election Form.

6. IMPORTANT TAX INFORMATION. You should refer to “Material United States Tax Consequences” of the exchange offer, which contains important tax information. We encourage you to consult with tax advisors if you have questions about your financial or tax situation.

SUSSER HOLDINGS CORPORATION

ELECTION FORM

Susser Holdings Corporation

Attention: Dee Suarez

4525 Ayers St.

Corpus Christi, TX 78415

Facsimile: (361) 693-3719

Email: DSuarez@susser.com

Participant Name:

Below is a list of your current outstanding Eligible Options that may be surrendered for exchange in the exchange offer pursuant to the terms and conditions set forth in the Offer to Exchange document. Please read this Election Form carefully.

Grant Date	Expiration Date	Grant Price	Outstanding Options	Exchange Options

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

☐ Yes ☐ No

I acknowledge that:

1.	I hereby tender to Susser Holdings Corporation for exchange my Eligible Options, which are specified above, and understand that, upon acceptance by Susser Holdings Corporation, this Election Form will constitute a binding agreement between Susser Holdings Corporation and me.

2.	I understand that if I validly tender my Eligible Options for exchange, and such Eligible Options are accepted and cancelled, I will receive Exchange Stock, if applicable, and Exchange Options to acquire fewer shares of common stock than were underlying my Eligible Options at the time of the exchange.

3.	I understand that the Exchange Stock, if applicable, and Exchange Options will vest on the basis of my continued employment with Susser Holdings Corporation or one of its subsidiaries as follows:

•	50% at September 30, 2011

•	50% at September 30, 2012

4.	I understand that the Exchange Options will have an exercise price equal to the greater of $10.00 or the closing price of our common stock as reported on the NASDAQ on June 25, 2010. I understand that the Exchange Options and Exchange Stock, if applicable, will be granted under the Susser Holdings Corporation 2006 Equity Incentive Plan.

5.	I understand that the Exchange Options will have comparable terms and conditions to the Eligible Options cancelled in this exchange offer, except for the number of shares represented by the Exchange Options, the exercise price, and the vesting period. I understand the Exchange Options will be non-qualified stock options.

6.	I understand that the Exchange Stock will have comparable terms and conditions to shares of restricted stock currently outstanding under the Susser Holdings Corporation 2006 Equity Incentive Plan.

7.	Susser Holdings Corporation has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer.

8.	To remain eligible to tender my Eligible Options for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an Eligible Optionholder and must not have received nor have given a notice of termination prior to the date that the exchange offer expires, which is scheduled to be 11:59 p.m., Central Time, June 27, 2010, unless the exchange offer is extended.

9.	I understand that if I cease to be employed by Susser Holdings Corporation or one of its subsidiaries before the Exchange Stock, if applicable, and Exchange Options fully vest, I will forfeit any unvested portion of my Exchange Stock and Exchange Options.

10.	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer shall be construed as a right to continued employment with Susser Holdings Corporation or any of its subsidiaries.

11.	I understand that, in accordance with “Conditions of This Exchange Offer” and “Extension of Exchange Offer; Termination; Amendment” in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options and New Shares of Restricted Stock, Susser Holdings Corporation may extend, amend, withdraw, or terminate the exchange offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

12.	I understand that this election is entirely voluntary. I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of the Expiration Date, which is expected to be at 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if the offer is extended).

13.	I hereby sell, assign, and transfer to Susser Holdings Corporation all right, title, and interest in and to all of my Eligible Options, which are specified above. I agree that I will have no further right or entitlement to purchase any shares of Susser Holding Corporation’s common stock under the tendered Eligible Options on the date Susser Holdings Corporation accepts those option grants for exchange and cancellation.

Signature of Eligible Optionholder	Date

Print Name of Eligible Optionholder